ERNST & YOUNG	Ernst & Young LLP Chartered Accountants Ernst & Young Tower Toronto-Dominion Centre P.O. Box 251 Toronto, Canada M5K 1J7	Phone: 416.864-1234 Fax: 416.864-1174

Consent of Independent Auditors

We consent to the use of our report dated February 18, 2005, except for Note 25 (c) which is as of February 28, 2005, on the consolidated financial statements of Intier Automotive Inc. as at December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, in connection with the Annual Report on Form 40-F of Intier Automotive Inc. for the year ended December 31, 2004.
Toronto, Canada, March 31, 2005	/s/ ERNST & YOUNG LLP Ernst & Young LLP Chartered Accountants